Exhibit 10.2
BRUSH ENGINEERED MATERIALS INC.
2005 DEFERRED COMPENSATION PLAN FOR NONEMPLOYEE DIRECTORS
(AS AMENDED AND RESTATED EFFECTIVE SEPTEMBER 10, 2008)
Recitals
     1. Brush Engineered Materials Inc. (the “Company”) has suspended the 1992 Brush Engineered Materials Inc. Deferred Compensation Plan for Nonemployee Directors (As Amended as of May 16, 2000) and as further amended by Amendments No. 1, No. 2, and No. 3; and
     2. The American Jobs Creation Act of 2004, P.L. 108-357 (the “AJCA”) added a new Section 409A to the Internal Revenue Code of 1986, as amended (the “Code”), which significantly changed the Federal tax law applicable to “amounts deferred” under nonqualified deferred compensation plans after December 31, 2004; and
     3. Pursuant to the AJCA, the Secretary of the Treasury and the Internal Revenue Service has issued proposed and final regulations and other guidance with respect to the provisions of new Section 409A of the Code and will issue additional guidance with respect to Section 409A of the code (collectively, the “AJCA Guidance”); and
     4. The Company previously adopted the 2005 Deferred Compensation Plan for Nonemployee Directors, effective January 1, 2005 (the “Plan”), which was replaced by the Company’s 2006 Non-employee Director Equity Plan, which was effective May 2, 2006 (the “2006 Plan”), effective beginning with deferrals made for the 2006 calendar year; and
     5. Under the terms of the 2006 Plan, as amended and restated as of September 10, 2008 (the “Effective Restatement Date”), as of the Effective Restatement Date, any account balances held by a Participant under the Plan will be treated as deferred stock units, which shall be administered under the terms of the 2006 Plan; and
     6. The Company now desires to amend and restate the Plan, effective September 10, 2008, to take into account the AJCA Guidance issued to date.
ARTICLE I
INTRODUCTION
     1.1. Purpose of the Plan. The purpose of the Brush Engineered Materials Inc. 2005 Deferred Compensation Plan for Nonemployee Directors is to provide the nonemployee Directors of the Company with the opportunity to defer receipt of compensation payable for services as a Director and to help solidify the common interest of Directors and shareholders in enhancing the value of the Company’s Common Shares. Notwithstanding the foregoing, all benefits hereunder (other than income, earnings, gains or losses credited to a Director’s Deferred Compensation Account) were frozen effective as of December 31, 2005. In addition, effective as of the Effective Restatement Date, all amounts deferred under the terms of the Plan shall be treated as deferred stock units administered under the terms of the 2006 Plan. In furtherance of, but without limiting the foregoing, no new participants may join the Plan after December 31, 2005, no amounts may be deferred under the Plan beginning with the calendar year 2006, the only amounts that shall be allocated to a Director’s Trust Account and Deferred Compensation Account under the Plan between January 1, 2006 and the Effective Restatement Date shall be income, earnings, gains or losses credited on Trust Account balances during that period, and effective as of the Effective Restatement Date, all amounts remaining in a Director’s Deferred Compensation Account under the Plan as of the Effective Restatement Date shall be administered as deferred stock units under the terms of the 2006 Plan.
     1.2. American Jobs Creation Act (AJCA).
          (a) It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code, as enacted by the AJCA, and the AJCA Guidance so as to prevent the inclusion in gross income of any amount credited to a Director’s Deferred Compensation Account hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to the Director. The Plan shall be administered in a manner that effects such intent.
     (b) The original effective date of the Plan was January 1, 2005 and this amended and restated version of the Plan is effective September 10, 2008.
ARTICLE II
DEFINITIONS
     As used herein, the following words shall have the meanings stated after them unless otherwise specifically provided:
     2.1. “Change in Control” shall have the meaning assigned thereto in Section 5.5 hereof.
     2.2. “Committee” shall mean the Governance Committee of the Board of Directors.
     2.3. “Common Shares” shall mean the Common Shares, without par value, of the Company.
     2.4. “Company” shall mean Brush Engineered Materials Inc.
     2.5. “Deferred Compensation Account” shall have the meaning assigned thereto in Section 3.1 hereof.
     2.6. “Director” shall mean any nonemployee director of the Company.
     2.7. “Insolvent” shall have the meaning assigned thereto in Section 6.2 hereof.
     2.8. “Key Employee” shall mean a “specified employee” with respect to the Company (or a controlled group member of the Company) determined pursuant to procedures adopted by the Company in compliance with Section 409A of the Code and the AJCA Guidance.

     2.9. “Plan” shall mean the 2005 Brush Engineered Materials Inc. Deferred Compensation Plan for Nonemployee Directors, as amended from time to time.
     2.10. “Termination of Service” shall mean a termination of service with the Company that constitutes a separation from service within the meaning of Treas. Reg. § 1.409A-1(h), or any successor provision.
     2.11. “Trust” shall have the meaning assigned thereto in Section 4.1 hereof.
     2.12. “Trust Account” shall have the meaning assigned thereto in Section 4.2 hereof.
     2.13. “Trust Agreement” shall mean the Trust Agreement entered into between the Company and the Trustee in connection with the Plan.
     2.14. “Trust Fund” shall have the meaning assigned thereto in Section 4.2 hereof.
     2.15. “Trustee” shall mean such person or entity as may be chosen by the Company from time to time to act as the trustee under the Trust Agreement, together with the successors of such person or entity as may be provided in the Trust Agreement.
ARTICLE III
ELECTIONS BY DIRECTORS
     3.1. Compensation Reduction for 2005 and Later Years. Not later than December 31 of any calendar year, beginning with December 31, 2004 for the calendar year 2005, a Director may, by filing an annual written election with the Committee, direct the Company (a) to reduce the compensation payable to him or her (determined without regard to the provisions of this Section) for services as a Director during the next calendar year in such amount as elected by the Director and (b) to credit the amount of such reduction to the Director’s Deferred Compensation Account.
     3.2. Partial Years. If a Director first becomes a Director after January 1st of any calendar year, the Director may, by filing a written election with the Committee, direct the Company (a) to reduce the compensation payable to him or her for future services as a Director during the year in such amount as elected by the Director and (b) to credit the amount of such reduction to the Director’s Deferred Compensation Account. Any such election shall be made within 30 days after an individual becomes a Director, and shall apply only to compensation for services as a Director performed after the date of such election.
     3.3. Elections Irrevocable. All elections described in this Article shall be made on an election form specified by the Committee and filed with the Committee. Once an election becomes effective pursuant to this Article, such election shall be irrevocable and shall remain in effect until the end of the calendar year to which it relates.
     3.4. Deferred Compensation Accounts. Each Director who has elected to have his or her compensation reduced pursuant to this Article shall have a nonforfeitable right to the balance from time to time of his or her Deferred Compensation Account. Each Director’s Deferred

Compensation Account shall be subdivided into separate subaccounts for each year of participation. In addition to the credits to a Director’s Deferred Compensation Account described in Sections 3.1, 3.2, and 3.3 hereof, a Director’s Deferred Compensation Account (and the appropriate subaccounts) shall be credited or debited with, amounts equal to the income, earnings, gains or losses on the Trust Account maintained with respect to the Director under the Trust Agreement at such times as such items are credited to or debited from such Trust Account and shall be debited for any distributions to the Director under Article V.
     3.5. Notwithstanding the foregoing provisions of Article III, no Director shall become a participant in the Plan after December 31, 2005, no amounts may be deferred under the Plan beginning with the calendar year 2006, the only amounts that shall be allocated to a Director’s Deferred Compensation Account under the Plan between January 1, 2006 and the Effective Restatement Date shall be income, earnings, gains or losses credited on the Trust Account balances during that period, and all amounts remaining in a Director’s Deferred Compensation Account under the Plan as of the Effective Restatement Date shall be administered as deferred stock units under the terms of the 2006 Plan.
ARTICLE IV
ACCOUNTS AND INVESTMENTS
     4.1. Contribution. (a) The Company shall from time to time transfer to the Trustee to be held under the Trust Agreement in a trust (the “Trust”) cash funds equal to the amounts by which Directors elect to have their compensation reduced pursuant to this Plan. All such transfers shall be made within 30 days after such compensation would have been paid to the Director but for the Director’s compensation reduction election.
          (b) Except as provided with respect to the creditors of the Company in Article VI hereof, all contributions and other transfers by the Company to the Trust pursuant to Section 4.1(a) hereof shall be irrevocable, and (except as so provided) the Company shall have no right to the return of any funds so contributed or transferred to the Trust or any earnings thereon.
          (c) Notwithstanding the foregoing, in no event shall any amount be transferred to the Trust if, pursuant to Section 409A(b)(3)(A) of the Code, such amount would, for purposes of Section 83 of the Code, be treated as property transferred in connection with the performance of services.
     4.2. Establishment and Adjustment of Accounts. The Trustee shall establish a separate account under the Trust (a “Trust Account”) for any Director who defers compensation pursuant to the Plan. As of December 31 of each year and on such other dates as the Committee may direct, the fair market value of the assets of the Trust allocated to all Trust Accounts (the “Trust Fund”) shall be determined by the Trustee.
     4.3. Investment of Assets. The assets of the Trust Fund shall be held by the Trustee in the name of the Trust. As amounts are received by the Trustee, it shall invest the funds pursuant to the Trust Agreement, which shall authorize the Trustee to invest the funds contained in each Trust Account in Common Shares.

     4.4. Assets Held in Cash. The Trustee may, in its sole discretion, maintain in cash such amounts as it deems necessary to meet the needs of the Trust from time to time. Amounts maintained in cash by the Trustee shall be kept to a minimum consistent with the duties and obligations of the Trustee as set forth in the Trust Agreement and shall not be required to be invested at interest.
     4.5. Trustee’s Fees. The fees and expenses of the Trustee under the Trust Agreement shall be paid by the Company.
     4.6. Notwithstanding the foregoing provisions of this Article IV, the only amounts that shall be allocated to a Director’s Trust Account under the Plan between January 1, 2006 and the Effective Restatement Date shall be income, earnings, gains or losses credited on the Trust Account balances under the Plan during that period, and no amounts shall be credited on Trust Account balances on or after the Effective Restatement Date.
ARTICLE V
PAYMENT OF ACCOUNTS
     5.1. Time of Payment. Distribution of each subaccount included in a Director’s Deferred Compensation Account shall commence or be made in the manner described in Section 5.2 hereof on the earliest to occur of: (i) the date of Termination of Service as a Director on account of resignation, retirement, death or otherwise, (ii) if so specified on the Director’s election form for the particular year (or on the 2005 election form for all current Directors), the date the Director reaches the age of 70 or older, or (iii) the occurrence of a Change in Control of the Company. Notwithstanding the foregoing, if, upon the applicable distribution date the total value of the account balance(s) held by a Director under this Plan, the 2006 Plan, and any other agreements, methods, programs, plans or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan with the account balances under this Plan and the 2006 Plan under Treas. Reg. § 1.409A-1(c)(2) (the “Aggregate Account Balance”) does not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, the amount of the Director’s Aggregate Account Balance will be immediately paid in a lump sum to the Director on the applicable date. Further, notwithstanding the foregoing, effective as of the Effective Restatement Date the time of distribution of amounts remaining in a Director’s Deferred Compensation Account as of the Effective Date shall be governed by the terms of the 2006 Plan.
     5.2. Method of Distribution. Prior to December 31 of each year, beginning with December 31, 2004, a Director shall file an annual election with the Committee to specify whether amounts credited to his Deferred Compensation Account for the following year shall be distributed to him or her (or his or her beneficiary) in a single lump sum payment at the time described in Section 5.1, or in not more than ten annual installments commencing at such time. The amounts credited to the Director’s Deferred Compensation Account for such year shall be distributed or commence to be distributed to the Director or the Director’s beneficiary at the time described in Section 5.1 in the manner so specified. The amount of each installment payment shall be calculated by dividing the amount credited to the applicable subaccount in the Director’s Deferred Compensation Account at the time of each such payment (as determined by the Committee) by the number of remaining installments (including the current installment). If the

Company is not Insolvent at the time of any payment, the payment shall be made from the Trust and charged to the Director’s Trust Account. The Common Shares shall be distributed in kind. Notwithstanding the foregoing, no method of distribution elections shall be made effective beginning with deferrals for the 2006 calendar year. Further, notwithstanding the foregoing, effective as of the Effective Restatement Date the method of distribution (i.e., lump sum or installments) of amounts remaining in a Director’s Deferred Compensation Account as of the Effective Date shall be governed by the terms of the 2006 Plan.
     5.3. Designation of Beneficiary. Each Director participating in this Plan shall designate a beneficiary or beneficiaries to whom distribution shall be made pursuant to Section 5.2 in the event of the death of the Director before his or her entire Deferred Compensation Account is distributed. If there is no designated beneficiary, or no designated beneficiary surviving at a Director’s death the Director’s beneficiary shall be his or her estate. Beneficiary designations shall be made in writing. A Director may designate a new beneficiary or beneficiaries at any time by filing a new election with the Committee.
     5.4. Taxes. In the event any taxes are required by law to be withheld or paid from any distributions made pursuant to the Plan, the Company or Trustee (as applicable) shall deduct such amounts from such distributions and shall transmit the withheld amounts to the appropriate taxing authority.
     5.5. Definition of Change in Control. A “Change in Control” of the Company shall have occurred if at any time any of the following events shall occur:
     (a) The Board of Directors of the Company at any time shall fail to include a majority of directors who are either “Original Directors” or “Approved Directors”. An Original Director is a director who is serving on January 1, 1995. An Approved Director is a director who, after such date, is elected to the Board of Directors of Brush Wellman Inc. or the Board of Directors of the Company, or is nominated for election by the shareholders, by a vote of at least two-thirds of the Original Directors and the previously elected Approved Directors, if any;
     (b) Any person (as the term “person” is defined in Section 1701.01(G) of the Ohio Revised Code) shall have made a “control share acquisition” (as the term “control share acquisition” is defined in Section 1701.01(Z) of the Ohio Revised Code) of shares of the Company without having first complied with Section 1701.831 of the Ohio Revised Code (dealing with control share acquisitions); or
     (c) The Board of Directors shall at any time determine in the good faith exercise of its judgment that (i) any particular actual or proposed accumulation of shares of the Company, tender offer for shares of the Company, merger, consolidation, sale of assets, proxy contest, or other transaction or event or series of transactions or events will, or is likely to, if carried out, result in a Change in Control falling within Sections 5.5(a) or 5.5(b) hereof and (ii) it is in the best interests of the Company and its shareholders, and will serve the intended purposes of this Plan and the Trust, for distributions of Deferred Compensation Accounts to commence immediately as herein provided.
     5.6. Notwithstanding the foregoing provisions of this Article V:

     (a) If a Director is a Key Employee at the time of his or her Termination of Service, then payment on account of Termination of Service (including under the circumstances described in the last sentence of Section 5.1 hereof) shall be made or commence on the first business day of seventh month following such Termination of Service (or, if earlier, the date of death).
     (b) To the extent that a Director is entitled to payment following a Change in Control of the Company under Section 5.1 hereof and such Change in Control does not constitute a “change in ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A(a)(2)(A)(v) of the Code and Treas. Reg. § 1.409A-3(i)(5), or any successor provision, then notwithstanding Section 5.1, payment shall be made or commence, to the extent necessary to comply with Section 409A of the Code and the AJCA Guidance, to the Director on the earliest of (i) the date of the Director’s Termination of Service, (ii) the date payment otherwise would have been made in the absence Section 5.1 hereof (provided such date is a permissible distribution date under Section 409A of the Code), or (ii) the date of the Director’s death.
ARTICLE VI
CREDITORS AND INSOLVENCY
     6.1. Claims of the Company’s Creditors. All assets held in the Trust pursuant to the Plan, and any payment to be made by the Trustee pursuant to the Plan and Trust Agreement, shall be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors. The rights of a Director or his or her beneficiaries to any assets of the Trust Fund shall be no greater than the rights of an unsecured creditor of the Company.
     6.2. Notification of Insolvency. In the event the Company becomes Insolvent (as hereinafter defined), the Board of Directors of the Company and the chief executive officer of the Company shall immediately notify the Trustee of that fact. The Trustee shall not make any payments from the Trust Fund to any Director or any beneficiary under the Plan after such notification is received or at any time after the Trustee has knowledge of such Insolvency. Under any such circumstance, the Trustee shall deliver any property held in the Trust Fund only as a court of competent jurisdiction may direct to satisfy the claims of the Company’s creditors. For purposes of this Plan, the Company shall be deemed to be “Insolvent” if the Company is subject to a pending voluntary or involuntary proceeding as a debtor under the United States Bankruptcy Code, as amended, or is unable to pay its debts as they mature.
ARTICLE VII
ADMINISTRATION
     7.1. Powers of the Committee. The Committee shall administer the Plan and resolve all questions of interpretation arising under the Plan. Whenever elections, directions, designations, applications, requests or other notices are to be given or made by a Director under the Plan, they shall be filed with the Committee. Except as provided in Section 8.3 hereof, the

Committee shall have no discretion with respect to Plan contributions or distributions, but shall act in an administrative capacity only.
     7.2. Indemnity of Committee. The Company shall indemnify the members of the Committee against all claims, losses, damages, expenses and liabilities arising from any action or failure to act with respect to the Plan to the extent provided in the Regulations of the Company and any applicable indemnification agreement between the Company and such member.
ARTICLE VIII
MISCELLANEOUS
     8.1. Funding. Neither any Director, nor his or her beneficiaries, nor his or her heirs, successors or assigns, shall have any secured interest in or, claim on any property or assets of the Company or the Trust. The Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future. The Company shall create the Trust to hold funds to be used in payment of its obligations under the Plan and to provide a measure of the benefits payable to the Director hereunder, and shall fund such Trust in accordance with the terms of the Plan, but all funds contained therein shall remain subject to the claims of the Company’s general creditors as provided in Article VI hereof.
     8.2. Term of Plan. The Company reserves the right to amend the Plan or Trust Agreement or terminate the Plan at any time; except that no amendment or termination shall affect the rights of Directors to amounts previously credited to their Deferred Compensation Accounts or to additional credits to their Deferred Compensation Accounts pursuant to Section 3.4 hereof for additional earnings of the Trust following such termination (provided, however that this limitation on certain actions shall not apply to any amendment that is deemed necessary by the Company to ensure compliance with Section 409A of the Code and/or the AJCA Guidance); and provided further, that the Company, in its sole discretion, may terminate this Plan to the extent and in circumstances described in Treas. Reg. § 1.409A-3(j)(4)(ix), or any successor provision. The Trust shall remain in effect until such time as the entire corpus of the Trust Fund has been distributed pursuant to the terms of the Plan, and, subject to the preceding sentence, the Plan shall remain in effect until such time as all amounts credited to Directors’ Deferred Compensation Accounts are distributed pursuant to Article V hereof.
     8.3. Assignment. No right or interest of any Director or his or her beneficiary (or any person claiming through or under such Director or his or her beneficiary) in any benefit or payment herefrom shall be assignable or transferable in any manner or be subject to alienation, anticipation, sale, pledge, encumbrance or other legal process or in any manner be liable for or subject to the debts or liabilities of such Director.
     8.4. Tax Effect. This Plan is intended to be treated as an unfunded deferred compensation plan under the Internal Revenue Code. It is the intention of the Company that the amounts by which Directors elect to have their compensation reduced pursuant to this Plan shall not be included in the gross income of the Directors or their beneficiaries until such time as the amounts credited to Directors’ Deferred Compensation Accounts hereunder are distributed from the Plan. If, at any time, it is determined by the Company that amounts attributable to Directors’ compensation reduction elections or Deferred Compensation Accounts are includible in the gross income of the Directors or their beneficiaries before distribution pursuant to Article V hereof because the Plan fails to meet the requirements of Section 409A of the Code and/or the AJCA Guidance, such amounts credited to Directors’ Deferred Compensation Accounts shall be immediately distributed to the respective Directors or, in the case of deceased Directors, their beneficiaries in accordance with Treas. Reg. § 1.409A-3(j)(4)(vii), or any successor provision. Distributions described in the preceding sentence shall be made from the Trust if the Company is not Insolvent at the time for such distribution.
     8.5. Governing Law. This Plan shall be governed by and construed in accordance with the internal substantive laws of the State of Ohio.
     8.6. Successors. The provisions of this Plan shall bind and inure to the benefit of the Company and its successors and assigns. The term “successors” as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise, acquire all or substantially all of the business and assets of the Company and successors of any such corporation or other business entity.
     8.7. No Right to Continued Service. Nothing contained herein shall be construed to confer upon any Director the right to continue to serve as a Director of the Company or in any other capacity.
     IN WITNESS WHEREOF, Brush Engineered Materials Inc. has executed this Plan his 10th day of September, 2008.

BRUSH ENGINEERED MATERIALS INC.
By:	/s/ Michael C. Hasychak
Name:	Michael C. Hasychak
Title:	Vice President, Treasurer and Secretary